REGISTRATION NO. 333-31998
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                          POST EFFECTIVE AMENDMENT NO.1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                             SEMOTUS SOLUTIONS, INC.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


                  Nevada                                36-3574355
       (State or other jurisdiction of               (I.R.S. Employer
       incorporation or organization)               Identification No.)


                           16400 Lark Ave., Suite 230
                           Los Gatos, California 95032
                                 (408) 358-7100
          -------------------------------------------------------------
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)


                          Anthony N. LaPine, President
                           16400 Lark Ave., Suite 230
                           Los Gatos, California 95032
                                 (408) 358-7100
            ---------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

                                    Copy to:
                              Taliesin Durant, Esq.
                     General Counsel and Corporate Secretary
                             Semotus Solutions, Inc.
                           16400 Lark Ave., Suite 230
                           Los Gatos, California 95032
                                 (408) 358-7014

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]
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

                         CALCULATION OF REGISTRATION FEE

(1)  Previously paid by Registrants.



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.




PROSPECTUS SUBJECT TO COMPLETION DATED ________  ___, 2003


The information in this prospectus is not complete and may be changed. The securities may not be sold pursuant to this prospectus until this Post Effective Amendment No. 1 to the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.




                                EXPLANATORY NOTE

Semotus hereby amends its Registration Statement on Form S-3 (no. 333-31998) (the "Registration Statement"), declared effective on March 21, 2000, by filing this Post-Effective Amendment No. 1 (this "Amendment"). This Amendment is being filed (1) to deregister 469,231 (938,462 post two-for-one stock split) shares of common stock issuable upon conversion by the holders of preferred stock, and (2) to include a prospectus supplement reflecting the deregistration of the shares issuable upon conversion of preferred stock and repricing of up to 576,923 warrants to purchase 1,153,846 (post split) shares of Semotus' common stock from an exercise price of $17.50 ($8.75 post split) per share to $0.01 per share.









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
                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-31998


PROSPECTUS SUPPLEMENT NO. 1
TO PROSPECTUS DATED MARCH 21, 2000



                             SEMOTUS SOLUTIONS, INC.

                        1,153,846 SHARES OF COMMON STOCK

         This document supplements our prospectus dated March 21, 2000 (the "prospectus"), relating to the possible offer and sale from time to time of up to a total of 2,692,308 shares of common stock, par value $0.01 per share by the "selling stockholders" identified in the accompanying prospectus. Share amounts and exercise prices in this prospectus supplement have been adjusted to take into account the two-for-one stock split effected on April 26, 2000. You should read this prospectus supplement in conjunction with the accompanying prospectus, which is to be delivered by selling securityholders to prospective purchasers along with this prospectus supplement. The following information supplements the information set forth under the caption "Selling Stockholders" in the accompanying prospectus.

         On December 31, 2002, Semotus Solutions, Inc. and Brown Simpson Partners I, Ltd. (successors-in-interest to Brown Simpson Strategic Growth Fund, Ltd. And Brown Simpson Strategic Growth Fund, L.P.) entered into a Preferred Stock Buy Back and Mutual Release Agreement. As part of the Agreement, Semotus repurchased from Brown Simpson all of the then outstanding shares of the Company's Series B Convertible Preferred Stock. Therefore, the prospectus as supplemented by this prospectus supplement does not cover the 938,462 shares of common stock which were not converted by the holders of the preferred stock and which were reacquired by Semotus.

         Additionally, as part of the above mentioned Mutual Release Agreement, Semotus has repriced the existing 576,923 warrants to purchase 1,153,846 shares of Semotus' common stock from an exercise price of $8.75 per share to $0.01 per share. Therefore, the prospectus as supplemented by this prospectus supplement relates only to 1,153,846 shares of Semotus' common stock issuable upon the exercise of the warrants.



         Investing in OUR common stock involves certain risks. See "Risk Factors" beginning on page 6 of the accompanying prospectus.

         Neither the securities and exchange commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus any representation to the contrary is a criminal offense.




The date of this prospectus supplement is __________, 2003.












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
                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, hereunto duly authorized, in Los Gatos, California, on January 31, 2003.

                                       By: /s/  Anthony N. LaPine
                                           -------------------------------------
                                           Anthony N. LaPine,
                                           President and Chief Executive Officer




                                POWER OF ATTORNEY

         KNOW ALL ME BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony N. LaPine his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all his said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Post Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


     SIGNATURES                        TITLE                         DATE
     ----------                        -----                         ----

/s/ Anthony N. LaPine          Chief Executive Officer,        January 31, 2003
-------------------------      President and
Anthony N. LaPine              Chairman of the Board


/s/ Charles K. Dargan, II      Chief Financial Officer         January 31, 2003
-------------------------
Charles K. Dargan, II


/s/ Frederick M. Hoar          Director                        January 31, 2003
-------------------------
Frederick M. Hoar


/s/ Robert Lanz                Director                        January 31, 2003
-------------------------
Robert Lanz


/s/ Mark Williams              Director                        January 31, 2003
-------------------------
Mark Williams


/s/ William Murray             Director                        January 31, 2003
-------------------------
William Murray


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